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                                                         CONTACT: MARC ROWLAND,
                                                        CHIEF FINANCIAL OFFICER
                                                                 (405) 879-9232

FOR IMMEDIATE RELEASE                            TOM PRICE, JR.,VICE PRESIDENT-
MARCH 15, 2000                                            CORPORATE DEVELOPMENT
                                                                 (405) 879-9257

                    CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                      RESTRUCTURED JOINT VENTURE AGREEMENT
                         WITH GOTHIC ENERGY CORPORATION

OKLAHOMA CITY, OKLAHOMA, MARCH 15, 2000 - Chesapeake Energy Corporation (NYSE:
CHK) today announced that in connection with a potential restructuring of Gothic Energy Corporation (OTC Bulletin Board: GOTH), Chesapeake and Gothic have agreed to substantially revise the Joint Venture (JV) originally entered into on March 31, 1998, and for Gothic to redeem the Gothic preferred and common stock (Gothic Securities) held by Chesapeake. The exchange of the Gothic Securities and various revisions to the JV are subject to certain material conditions, including approval by certain of Gothic's lenders. The revised JV agreement excludes any current or future activities of Gothic in Texas outside of the Panhandle.

Under the revised agreement, the JV is immediately extended for three additional years and Chesapeake is granted a right of first refusal on any Gothic property dispositions. In addition, Chesapeake will immediately resume operations of 28 wells which were drilled and completed by Chesapeake under the JV, but which were operated post-completion by Gothic. In the future, Chesapeake will have the first right to drill, complete and operate wells in all JV areas except for Watonga-Chickasha.

Other significant terms that are subject to the aforementioned conditions include the exchange of Chesapeake's ownership in $61 million of Gothic Series B preferred stock and 2.4 million shares of Gothic common stock for:

o a permanent assignment to Chesapeake of the 50% undeveloped leasehold interest originally acquired on March 31, 1998 that was subject to a reassignment obligation by Chesapeake to Gothic;


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o    a permanent assignment to Chesapeake of Gothic's remaining 50% of JV undeveloped leasehold in 16 counties located in the Anadarko and Arkoma basins in Oklahoma and Kansas. Gothic's remaining 50% interest in undeveloped acreage outside the 16 county area will not be conveyed to Chesapeake. Also not included in the conveyance to Chesapeake is Gothic's 50% of JV undeveloped acreage in the Cement Field and in the Watonga-Chickasha Trend; and

o the right by Chesapeake to acquire all of Gothic's interest in wells in the 16 county area that are drilled between February 1, 2000 and the closing of the restructuring transaction. Chesapeake's cost to acquire these wells will be the reimbursement of Gothic's unrecovered cost of drilling, completing and operating the wells.

Chesapeake has estimated that the acreage to be conveyed by Gothic contains approximately 15 bcfe of proved reserves and an additional 15 bcfe of probable reserves. The investment in Gothic is currently carried on Chesapeake's books for $10 million, which will be transferred to Chesapeake's full cost pool upon conclusion of the transaction.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, commented, "We view this transaction as very positive for Chesapeake and Gothic. The extension of the JV and the spirit of cooperation between the two companies should enable the full potential value of these first class Mid-Continent gas assets to be realized."


The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the year ended December 31, 1998 and the report filed on Form 10-Q for the quarter ended September 30, 1999.

Chesapeake Energy Corporation is one of the 15 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on developmental drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.



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